EXHIBIT 21

LIST OF SUBSIDIARIES

Unless otherwise noted, all of the entities listed below are wholly owned subsidiaries of K•Swiss Inc.

1.	K•Swiss Pacific Inc., a Massachusetts corporation.

2.	K•Swiss International Ltd., a corporation organized under the laws of Bermuda.

3.	KS UK Ltd., a United Kingdom corporation.

4.	K•Swiss Europe B.V., a Dutch corporation.

5.	K•Swiss S.A. de C.V., a Mexico corporation.

6.	K•Swiss Australia Pty. Ltd., an Australia corporation.

7.	K•Swiss Direct Inc., a California corporation.

8.	K•Swiss Sales Corp., a Delaware corporation.

9.	K•Swiss NS Inc., a Delaware corporation.

10.	K•Swiss Canada Corp., a Nova Scotia company.

11.	1166789 Ontario Inc., an Ontario, Canada corporation.

12.	K•Swiss Germany GmbH, a Germany corporation.

13.	K•Swiss France SAS, a France corporation.

14.	K•Swiss S.r.l., an Italian corporation.

15.	ERE Footwear Inc., a California corporation.

16.	Royal Elastics LLC, a Delaware limited liability company.

17.	Royal Elastics Inc., a California corporation.